EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-51625, 333-86509, 333-50214, and 333-33192), and Form S-8 (Nos. 33-83064, 333-03889, 333-28151, 333-58907, 333-61738, 333-78523, and 333-48220) pertaining to Targeted Genetics Corporation’s 1992 Restated Stock Option Plan, Stock Option Plan for Nonemployee Directors, 1999 Stock Option Plan and Genovo Roll-Over Stock Option Plan, of Targeted Genetics Corporation and in the related Prospectus of our report dated February 14, 2002, except for the last two paragraphs of Note 1, as to which the date is July 29, 2002 included in the Annual Report on Form 10-K for the year ended December 31, 2002, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A.

/s/    ERNST & YOUNG LLP

Seattle, Washington
August 13, 2002